Exhibit 4

WELLSFORD REAL PROPERTIES, INC.

535 Madison Avenue, 26th Floor

New York, NY 10022

October 11, 2006

Lloyd Lynford,

Jonathan Garfield, and

Reis, Inc.

530 Fifth Avenue

New York, NY 10036

Dear Sirs:

Reference is made to the (i) Agreement and Plan of Merger (as amended from time to time, the “Agreement”), dated as of the date hereof, among Wellsford Real Properties, Inc., a Maryland corporation (“WRP”), Reis Services, LLC, a Maryland limited liability company and a wholly-owned subsidiary of WRP (“LLC”), and Reis, Inc., a Delaware corporation (“Reis”), pursuant to which Reis shall merge (the “Merger”) with and into LLC; (ii) the Amended and Restated Employment Agreement, dated as of July 25, 2003, between Reis and Lloyd Lynford (the “Lynford Employment Agreement”) and (iii) the Amended and Restated Employment Agreement, dated as of July 25, 2003, between Reis and Jonathan Garfield (the “Garfield Employment Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement. Notwithstanding anything to the contrary in the Agreement, the Lynford Employment Agreement or the Garfield Employment Agreement, the parties hereto hereby agree to the following:

1.            Each of Lloyd Lynford (“Lynford”) and Jonathan Garfield (“Garfield”) shall receive a Change of Control Payment (as defined in each of the Lynford Employment Agreement and the Garfield Employment Agreement, respectively), each of which Change of Control Payment shall be paid by Reis at the Closing.

2.            Each of Lynford and Garfield shall repay his applicable Shareholder Note (as defined in each of the Lynford Employment Agreement and the Garfield Employment Agreement, respectively) promptly after the Effective Time by delivering shares of WRP that each receives as Share Consideration pursuant to the terms of the Agreement in an amount equal to the principal and interest outstanding as of the Closing under their respective Shareholder Notes, and neither Lynford nor Garfield shall be entitled to forgiveness of any amounts due under the Shareholder Notes. WRP and LLC hereby acknowledge and agree that they shall accept said delivery of shares as payment in full of the respective Shareholder Notes and further acknowledge that the value of each WRP share delivered shall be equal to the value attributed to one WRP share pursuant to the terms of the Agreement.

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Please indicate your agreement to the foregoing by executing this letter where indicated below.

This letter may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties.

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Very truly yours,

WELLSFORD REAL PROPERTIES, INC.

/s/ Mark P. Cantaluppi
			Name:	Mark P. Cantaluppi
			Title:	CFO & Vice President

REIS SERVICES, LLC

/s/ Mark P. Cantaluppi
			Name:	Mark P. Cantaluppi
			Title:	CFO & Vice President

Agreed and Accepted:

REIS, INC.

By:	/s/ Lloyd Lynford
	Name:	Lloyd Lynford
	Title:	Chief Executive Officer

/s/ Lloyd Lynford
Lloyd Lynford

/s/ Jonathan Garfield
Jonathan Garfield

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